Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on the Registration Statement (Form S-8 No. 333-223052) pertaining to the Retirement Savings Plan of Marriott International, Inc. of our reports dated March 1, 2019, with respect to the consolidated financial statements of Marriott International, Inc. and the effectiveness of internal control over financial reporting of Marriott International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia
March 1, 2019